Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
CONTACT:     Anna E. Torma
(512) 433-5312

FORESTAR REPORTS FULL YEAR AND FOURTH QUARTER 2014 RESULTS

•	Delivering record real estate segment earnings with highest lot sales and margins since 2006

•	Generating 20% oil and gas production and reserve growth

•	Repurchasing almost $25 million of common stock

AUSTIN, TEXAS, MARCH 5, 2015—Forestar Group Inc. (NYSE: FOR) today reported full year 2014 net income of approximately $16.6 million, or $0.38 per diluted share, compared with full year 2013 net income of approximately $29.3 million, or $0.80 per diluted share outstanding. Full year 2014 results include non-cash charges and other special items of approximately ($24.5 million), or ($0.56) per share, after tax, principally related to impairment of unproved leasehold interests and proved properties in the oil and gas segment. Full year 2013 results include a tax benefit of approximately $6.3 million, or $0.17 per share, related to qualified timber gains. Excluding special items, full year 2014 net income was approximately $41.1 million, or $0.94 per share, compared with net income of $23.0 million, or $0.63 per share in 2013.

Full Year 2014 Earnings Per Share Up 50% Compared With 2013, Excluding Special Items

	Full Year
	2014	2013

Earnings per share - as reported	$0.38	$0.80

Special items per share (after-tax):
Unproved leasehold interest impairments	0.25	—
Proved property impairments	0.23	—
Severance and other costs	0.08	—
Income tax benefit	—	(0.17)
Total special items per share (after-tax)	$0.56	($0.17)

Earnings per share - excluding special items	$0.94	$0.63

Delivering Record Real Estate Segment EBITDA of $100 Million in 2014

“During 2014, our team continued to create and realize value by capitalizing on improving housing markets and selling over 2,300 residential lots, the highest level of residential lot sales and margins since 2006. In fact, our share of total gross profit from residential lot sales is up over 400% since 2010. In addition, demand for multifamily remained solid in our target markets and we continue to establish a strong pipeline of communities, acquiring three new development sites during 2014 and starting construction on over 1,000 units in three new communities. By capitalizing on the housing recovery and accelerating value realization by increasing residential lot and undeveloped land sales, we generated record real estate segment EBITDA of $100 million in 2014.”

Increasing Oil and Gas Production and Reserves in 2014

“Total oil and gas production and proved reserves increased approximately 20% in 2014, driven principally by increased working interest investments in the Bakken /Three Forks and Lansing-Kansas City formations. As a result, total production reached over 1.27 million barrel of oil equivalent (MMBOE) in 2014 compared with 1.06 MMBOE in 2013. In addition, proved reserves reached 10.1 MMBOE, driven primarily by a 50% increase in proved reserves in the Bakken / Three Forks compared with 2013,” said Jim DeCosmo, president and chief executive officer of Forestar Group.

Full Year 2014 Significant Highlights (Includes Ventures)

Real Estate

•	Sold 2,343 developed residential lots, with the highest average annual gross profit per lot reported since 2006

•	Sold 22,137 acres of undeveloped land for almost $2,200 per acre

•	Sold 32 commercial acres for over $258,600 per acre

•	Sold 944 acres of residential tracts for over $8,500 per acre

•	Exchanged over 10,000 acres of timber leases into ownership of 5,400 acres of undeveloped land, generating a $10.5 million gain

•	Acquired partner's interest in Eleven multifamily venture for $21.5 million, generating a gain of $7.6 million

•	Received over $60 million from Cibolo Canyons Special Improvement District, generating a gain of $6.6 million

Oil and Gas

•	Increased proved reserves almost 20% to 10.1 MMBOE, with oil and liquids accounting for 76% of total reserves

•	Increased working interest oil and liquids production nearly 53% compared with 2013, principally due to working investments in the Bakken/Three Forks and Lansing-Kansas City formations

•
Production volumes related to royalty interests declined over 20% to approximately 310,300 BOE in 2014 which, in combination with lower lease bonus and delay rental revenues and higher operating costs, negatively impacted segment earnings by $6.1 million

•	Incurred non-cash impairment charges of $32.6 million associated with unproved leasehold interests and proved properties principally due to the significant decline in oil prices

•	Sold oil and gas properties primarily in Oklahoma and North Dakota for $17.7 million, generating gains of $8.5 million

•	Leased over 3,900 net mineral acres to third parties in Texas and Louisiana for over $1.2 million

Other Natural Resources

•	Generated $3.4 million gain related to termination of a timber lease in connection with the sale of the remaining 2,700 acres from the Ironstob venture

•	Sold nearly 330,000 tons of fiber for $14.93 per ton

•	Generated $1.1 million of revenue related to groundwater reservation agreement and almost $0.2 million gain associated with the sale of water rights related to a real estate community near Denver

Fourth Quarter 2014 Financial Results
Forestar reported a fourth quarter 2014 net loss of approximately ($11.8) million, or ($0.34) per share, compared with fourth quarter 2013 net income of approximately $13.0 million, or $0.33 per share outstanding. Fourth quarter 2014 results include non-cash impairments and other special items of approximately ($23.2 million), or ($0.66) per share, after tax, principally related to impairment of proved properties and unproved leasehold interests in the oil and gas segment. Excluding special items, fourth quarter 2014 net income was $11.4 million or $0.32 per share, compared with net income of $13.0 million, or $0.33 per share in fourth quarter 2013.

Fourth Quarter 2014 Earnings of $0.32 Per Share, Excluding Special Items

	Fourth Quarter
	2014	2013

Earnings (loss) per share - as reported	($0.34)	$0.33

Special items per share (after-tax):
Proved property impairments	0.29	—
Unproved leasehold interest impairments	0.28	—
Severance and other costs	0.09	—
Total special items per share (after-tax)	$0.66	$—

Earnings per share - excluding special items	$0.32	$0.33

Fourth Quarter 2014 Significant Highlights (Includes Ventures)

Real Estate

•	Sold 509 developed residential lots, with average gross profit per lot up 29% compared with fourth quarter 2013

•	Sold 25 commercial acres for over $227,400 per acre

•	Sold over 8,960 acres of undeveloped land for $2,100 per acre

•	Received $55 million from Cibolo Canyons Special Improvement District, generating a gain of $6.6 million

Oil and Gas

•	Increased working interest oil and liquids production by nearly 48% compared with fourth quarter 2013, driven principally by investments in the Bakken/Three Forks and Lansing-Kansas City formations

•	Added 22 new productive gross oil and gas wells; 20 wells waiting on completion at year-end in the Bakken/Three Forks, with an average 10% working interest

•	Incurred non-cash impairment charges of $30.6 million associated with proved properties and unproved leasehold interests principally due to the significant decline in oil prices

Other Natural Resources

•	Generated $2.7 million gain related to termination of a timber lease in connection with the sale of the remaining 2,000 acres from the Ironstob venture

•	Sold nearly 72,000 tons of fiber for $13.22 per ton

Fourth Quarter and Full Year 2014 Segment Financial Results (Includes Ventures)

Real Estate

($ in millions)	Q4 2014	Q4 2013	FY 2014	FY 2013
Segment Revenues	$60.0	$77.7	$213.1	$248.0
Segment Earnings	$30.0	$27.7	$96.9	$68.4

Full year 2014 real estate segment earnings were higher compared with full year 2013 principally due to higher undeveloped land sales, a $10.5 million gain associated with the exchange of 10,000 acres of timber leases into ownership of 5,400 acres of undeveloped land, a $7.6 million gain related to the acquisition of our partner's interest in the Eleven multifamily venture, $6.6 million in earnings related to $46.5 million in bond proceeds from the Cibolo Canyons Special Improvement District and increased lot sales. Fourth quarter 2014 real estate segment earnings were higher compared with fourth quarter 2013 principally due to higher undeveloped land sales, $6.6 million in earnings related to $46.5 million in bond proceeds from the Cibolo Canyons Special Improvement District and a $1.3 million gain on the sale of a land purchase contract.

Oil and Gas

($ in millions)	Q4 2014	Q4 2013	FY 2014	FY 2013
Segment Revenues	$18.2	$18.9	$84.3	$72.3
Segment Earnings (Loss)	($39.0)	$1.0	($22.7)	$18.9

Oil and gas segment earnings declined in fourth quarter and full year 2014 compared with fourth quarter and full year 2013 principally due to non-cash impairment charges primarily resulting from lower oil prices, higher exploration and production costs, and lower earnings associated with our legacy mineral interests, which were partially offset by higher working interest production volumes. Fourth quarter and full year 2014 oil and gas segment results include charges of $30.6 million and $32.6 million, respectively, related to impairments of unproved leasehold interests and proved properties principally due to lower oil prices. Full year 2014 results also include $8.5 million in gains primarily associated with the sale of the Company’s interest in 124 gross (18 net) non-core producing oil and gas wells in Oklahoma and approximately 650 net mineral acres of leasehold interest in North Dakota.

Other Natural Resources

($ in millions)	Q4 2014	Q4 2013	FY 2014	FY 2013
Segment Revenues	$2.1	$1.8	$9.4	$10.7
Segment Earnings	$3.3	$3.7	$5.5	$6.5

Full year 2014 other natural resources segment earnings declined compared with full year 2013 principally due to lower fiber sales. Fourth quarter and full year 2014 other natural segment earnings include a $2.7 million and $3.4 million gain associated with termination of a timber lease in connection with the sale of land from the Ironstob venture near Atlanta. Full year 2014 other natural resources segment results include $1.1 million of revenues generated from a groundwater reservation agreement and almost $0.2 million gain associated with the sale of water rights related to a real estate community near Denver. Fourth quarter and full year 2013 other natural resources segment earnings include a $3.8 million gain associated with the partial termination of a timber lease in connection with the sale of land from the Ironstob venture.

OUTLOOK

Accelerating Real Estate Value Realization

“Real estate markets continue to show steady demand for residential lots and multifamily units. The recent decline in oil prices may impact near-term job growth and housing demand in Texas, particularly in Houston, where the energy industry has generated significant job growth over the past several years. Despite lower oil prices, Texas markets are still expected to experience positive but slowing job growth. In addition, new home inventories in Texas remain below equilibrium levels and housing costs remain very affordable relative to other markets. Our communities in the major markets of Texas are well located in areas of favorable job and population growth, which are the principal drivers of future housing demand. In addition, we continue to grow our real estate business through strategic and disciplined investments in attractive growth markets outside of Texas, recently adding new communities in Nashville and Charlotte.

“As we look at 2015 sales activity, excluding almost 370 bulk residential lot sales in 2014, we expect 2015 residential lot sales volume to be essentially flat compared with 2014, in the range of 1,800 - 1,900 lots, with average lot margins up over 2014. Our multifamily team continues to capitalize on favorable demand in our target markets, with two multifamily projects planned for sale during the second half of 2015. Construction is continuing on over 1,700 units in five multifamily projects in Dallas, Denver (2), Houston and Nashville, and we expect to begin construction on three additional multifamily sites totaling almost 900 units in 2015. We will continue to evaluate and acquire additional residential and multifamily sites to grow our business through strategic and disciplined investments.

Realizing Oil and Gas Value

“Year-end 2014 total proved reserves were approximately 10.1 MMBOE, up nearly 20% compared with year-end 2013, driven principally by our investments in the Bakken/Three Forks. In addition, operators continue to improve well recoveries and lower costs. In fact, Forestar's weighted average total proved developed producing well EUR’s (Estimated Ultimate Recoveries) in the Bakken / Three Forks are up over 38% from almost 490,000 BOE per well at year-end 2013 (46 new gross wells) to almost 680,000 BOE per well at year-end 2014 (39 new gross wells) as determined by the Company's independent petroleum engineering firm, Netherland, Sewell & Associates, Inc.

“The Board of Directors and management team are evaluating strategic alternatives to enhance shareholder value, including a review of the oil and gas business. Concurrently, we have restructured our oil and gas business to focus on generating cash flow and earnings. Segment operating expenses are expected to be reduced by 50% compared with 2014, excluding non-recurring restructuring costs, principally driven by personnel reductions associated with closure of the Fort Worth office. Furthermore, based on current oil prices, we expect 2015 capital investment to be down significantly compared with 2014, principally related to existing well commitments. However, we anticipate 2015 oil and gas production to remain essentially flat compared with 2014.

Shareholder Focused

“Forestar has taken significant steps over the past several months to further enhance shareholder value. In November 2014, we announced that our Board of Directors had recommended declassifying the board so that all directors would be elected annually. In addition, during fourth quarter we repurchased 1.5 million shares of our common stock for approximately $25 million. In February 2015 we added two new Directors, providing additional perspectives on our Board. Going forward, Forestar is well positioned with an experienced team and a solid balance sheet, with a commitment to maximize value for all shareholders,” concluded Mr. DeCosmo.

The Company will host a conference call on March 5, 2015 at 10:00 am ET to discuss results of full year and fourth quarter 2014. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Forestar’s Internet site at www.forestargroup.com. To access the conference call, listeners calling from North America should dial 1-866-318-8613 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-399-5132. The password is Forestar. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 75188810.

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, oil and gas and other natural resources. At year-end 2014, the real estate segment owns directly or through ventures almost 113,000 acres of real estate located in ten states and 13 markets in the U.S. The real estate segment has 11 real estate projects representing over 24,400 acres currently in the entitlement process. In addition, the real estate segment includes 75 entitled, developed and under development projects in eight states and 13 markets encompassing over 11,200 acres, comprised of over 18,300 planned residential lots and almost 2,000 commercial acres. The oil and gas segment includes approximately 960,000 net acres of oil and gas mineral interests, with approximately 590,000 acres of fee ownership located principally in Texas, Louisiana, Georgia, and Alabama and 370,000 net acres of leasehold interests principally located in Nebraska, Oklahoma, Kansas, Texas and North Dakota. These leasehold interests include over 9,000 net mineral acres in the core of the prolific Bakken and Three Forks formations. The other natural resources segment includes sale of wood fiber and management of our recreational leases, and approximately 1.5 million acres of groundwater resources, including a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 20,000 acres of groundwater leases in central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but are not limited to: general economic, market, or business conditions; changes in commodity prices;

opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

FORESTAR GROUP INC.
(UNAUDITED)
Business Segments

	Fourth Quarter		Full Year
	2014	2013	2014	2013
	(In thousands)
Revenues:
Real estate (a)	$60,014	$77,747	$213,112	$248,011
Oil and gas	18,224	18,883	84,300	72,313
Other natural resources	2,078	1,758	9,362	10,721
Total revenues	$80,316	$98,388	$306,774	$331,045
Segment earnings (loss):
Real estate	$30,047	$27,707	$96,906	$68,454
Oil and gas (b)	(39,017)	990	(22,686)	18,859
Other natural resources	3,279	3,715	5,499	6,507
Total segment earnings (loss)	(5,691)	32,412	79,719	93,820
Items not allocated to segments:
General and administrative expense	(5,305)	(5,662)	(21,229)	(20,597)
Share-based compensation expense	1,106	(1,442)	(3,417)	(16,809)
Interest expense	(8,779)	(5,112)	(30,286)	(20,004)
Other corporate non-operating income	62	39	453	119
Income (loss) before taxes	(18,607)	20,235	25,240	36,529
Income tax (expense) benefit	6,807	(7,236)	(8,657)	(7,208)
Net income (loss) attributable to Forestar Group Inc.	$(11,800)	$12,999	$16,583	$29,321

Net income (loss) per common share:
Diluted	$(0.34)	$0.33	$0.38	$0.80

Weighted average common shares outstanding (in millions):
Diluted	35.0	39.4	43.6	36.8

	Year-End
Supplemental Financial Information:	2014	2013
	(In thousands)
Cash and cash equivalents	$170,127	$192,307

Borrowings under credit facility	—	200,000
Senior secured notes	250,000	—
Convertible senior notes, net of discount	103,194	99,890
Tangible equity unit notes, net of discount	17,154	25,619
Other debt (c)	62,396	31,898
Total debt	$432,744	$357,407
Net debt	$262,617	$165,100
 _____________________

(a)
Full year 2014 real estate revenues include multifamily construction revenue of $12.3 million associated with the development of two multifamily venture properties, compared to $31.6 million in 2013. Full year 2013 real estate revenues include $41.0 million from the first quarter 2013 sale of Promesa, a wholly-owned multifamily community we developed in Austin.

(b)	Fourth quarter and full year 2014 oil and gas segment results include non-cash impairment charges of $30.6 million and $32.6 million related to unproved leasehold interests and proved properties.

(c)
Consists principally of $43.1 million of senior secured loans for two multifamily properties. Excludes approximately $102.2 million of unconsolidated venture debt and approximately $15.4 million of outstanding letters of credit.

FORESTAR GROUP INC.
REAL ESTATE SEGMENT
PERFORMANCE METRICS

	Fourth Quarter		Full Year
	2014	2013	2014	2013
REAL ESTATE
Owned, Consolidated & Equity Method Ventures:
Residential Lots Sold	509	530	2,343	1,883
Revenue per Lot Sold	$71,773	$65,963	$58,138	$58,271
Commercial Acres Sold	25	115	32	171
Revenue per Commercial Acre Sold	$227,456	$210,296	$258,617	$197,088
Undeveloped Acres Sold	8,963	3,510	22,137	6,811
Revenue per Acre Sold	$2,100	$3,138	$2,189	$3,385
Owned & Consolidated Ventures:
Residential Lots Sold	396	441	1,999	1,469
Revenue per Lot Sold	$69,944	$64,358	$55,597	$58,101
Commercial Acres Sold	18	62	21	99
Revenue per Commercial Acre Sold	$88,456	$211,994	$89,681	$175,972
Undeveloped Acres Sold	8,429	3,470	21,345	6,703
Revenue per Acre Sold	$2,079	$3,141	$2,181	$3,395
Ventures Accounted For Using the Equity Method:
Residential Lots Sold	113	89	344	414
Revenue per Lot Sold	$78,182	$73,916	$72,906	$58,872
Commercial Acres Sold	7	53	11	72
Revenue per Commercial Acre Sold	$589,782	$208,325	$589,574	$226,206
Undeveloped Acres Sold	534	40	792	108
Revenue per Acre Sold	$2,432	$2,886	$2,391	$2,737

YEAR-END 2014
REAL ESTATE PIPELINE

Real Estate	Undeveloped	In Entitlement Process	Entitled	Developed & Under Development	Total Acres (a)
Undeveloped Land
Owned	72,660
Ventures	4,539				77,199
Residential
Owned		21,762	7,507	564
Ventures			873	207	30,913
Commercial
Owned		2,668	1,089	537
Ventures			258	127	4,679
Total Acres	77,199	24,430	9,727	1,435	112,791

Estimated Residential Lots			15,886	2,442	18,328
 _____________________

(a)	Excludes acres associated with commercial and income producing properties.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT
PERFORMANCE METRICS

	Fourth Quarter		Full Year
	2014	2013	2014	2013
Leasing Activity from Owned Mineral Interests
Acres Leased	40	800	3,905	9,200
Average Bonus / Acre	$200	$310	$320	$270
Delay Rentals Received	$27,000	$26,000	$41,000	$588,000
Oil & Gas Production
Royalty Interests(a)
Gross Wells (at end of the period)	551	547	551	547
Oil Production (Barrels)(b)	33,600	42,000	129,600	172,700
Average Oil Price ($ / Barrel)	$79.01	$91.06	$86.66	$86.07
Natural Gas Production (MMcf)	292.1	300.8	1,084.1	1,305.1
Average Natural Gas Price ($ / Mcf)	$3.65	$3.27	$4.04	$3.28
BOE Production(c)	82,300	92,200	310,300	390,300
Average Price ($ / BOE)	$45.23	$52.21	$50.32	$49.07
Working Interests
Gross Wells (at end of the period)	426	497	426	497
Oil Production (Barrels)(b)	226,200	153,100	801,500	525,000
Average Oil Price ($ / Barrel)	$59.09	$85.26	$79.66	$90.50
Natural Gas Production (MMcf)	322.0	217.2	976.1	853.4
Average Natural Gas Price ($ / Mcf)	$3.88	$4.09	$4.35	$3.72
BOE Production(c)	279,800	189,300	964,200	667,200
Average Price ($ / BOE)	$52.22	$73.64	$70.62	$75.97
Total Oil & Gas Interests
Gross Wells(d) (at end of the period)	944	1,011	944	1,011
Oil Production (Barrels)	259,800	195,100	931,100	697,700
Average Oil Price ($ / Barrel)	$61.66	$86.51	$80.63	$89.40
Natural Gas Production (MMcf)	614.1	518.0	2,060.2	2,158.5
Average Natural Gas Price ($ / Mcf)	$3.77	$3.61	$4.19	$3.46
BOE Production(c)	362,100	281,500	1,274,500	1,057,500
Average Price ($ / BOE)	$50.63	$66.62	$65.68	$66.04
Average Daily Production
BOE per Day
Royalty Interests	895	1,002	850	1,069
Working Interests	3,041	2,058	2,642	1,828
Total	3,936	3,060	3,492	2,897
Working Interests BOE per Day
North Dakota	1,786	1,033	1,460	795
Kansas/Nebraska	706	456	635	420
Texas, Louisiana and Other	549	569	547	613
Total	3,041	2,058	2,642	1,828
 _____________________

(a)
Includes our share of venture activity in which we own a 50% interest. Our share of natural gas production is 47 MMcf and 200 MMcf in fourth quarter and full year 2014, and 58 MMcf and 247 MMcf in fourth quarter and full year 2013.

(b)	Oil production includes natural gas liquids (NGLs).

(c)	BOE – Barrels of oil equivalent (converting natural gas to oil at 6 Mcfe / Bbl).

(d)
Includes wells operated by third-party lessees/operators. Represent wells in which we own a royalty or working interest in a producing well. Excludes 33 working interest wells at year-end 2014 and year-end 2013 as we also own a royalty interest in these wells.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT

	Fourth Quarter		Full Year
	2014	2013	2014	2013
Well Activity
Mineral Interests Owned
Net Acres Held By Production	36,000	36,000	36,000	36,000
Gross Wells Drilled	—	5	—	5
Productive Gross Wells	551	547	551	547
Mineral Interests Leased
Net Acres Held By Production(b)	47,000	37,000	47,000	37,000
Gross Wells Drilled	22	13	119	83
Productive Gross Wells(c)	393	464	393	464
Total Well Activity
Net Acres Held By Production	83,000	73,000	83,000	73,000
Gross Wells Drilled	22	18	119	88
Productive Gross Wells	944	1,011	944	1,011
 _____________________

(a)	Includes wells operated by third-party lessees/operators. Represent wells in which we own a royalty or working interest in a producing well.

(b)	Excludes 8,000 net acres in which we have an overriding royalty interest.

(c)	Excludes 1,200 wells in which we have an overriding royalty interest and 33 working interest wells as we also own a royalty interest in these wells at year-end 2014 and year-end 2013.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT
MINERAL INTERESTS

MINERAL INTERESTS OWNED(a)

Forestar’s oil and gas segment includes approximately 590,000 owned net mineral acres principally located in Texas, Louisiana, Georgia and Alabama.

State	Unleased	Leased(b)	Held By Production(c)	Total(d)
		(Net acres)
Texas	208,000	17,000	27,000	252,000
Louisiana	132,000	3,000	9,000	144,000
Georgia	152,000	—	—	152,000
Alabama	40,000	—	—	40,000
California	1,000	—	—	1,000
Indiana	1,000	—	—	1,000
	534,000	20,000	36,000	590,000
 _____________________

(a)	Represents net acres and includes ventures.

(b)
Includes leases in primary lease term or for which a delayed rental payment has been received. In the ordinary course of business, leases covering a significant portion of leased owned mineral acres may expire from time to time in a single reporting period.

(c)	Acres being held by production are producing oil or gas in paying quantities.

(d)
Texas, Louisiana, California and Indiana net acres are calculated as the gross number of surface acres multiplied by our percentage ownership of the mineral interest. Alabama and Georgia net acres are calculated as the gross number of surface acres multiplied by our estimated percentage ownership of the mineral interest based on county sampling.

MINERAL INTERESTS LEASED

Forestar’s oil and gas segment includes approximately 370,000 net mineral acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, Alabama, Texas and North Dakota.

State	Undeveloped	Held By Production(a)	Total
Nebraska	248,000	11,000	259,000
Kansas	18,000	8,000	26,000
Oklahoma	23,000	18,000	41,000
Alabama	8,000	—	8,000
Texas	10,000	2,000	12,000
North Dakota	5,000	4,000	9,000
Other	11,000	4,000	15,000
	323,000	47,000	370,000
 _____________________

(a)	Excludes approximately 8,000 net acres of overriding royalty interests.

FORESTAR GROUP INC.
OTHER NATURAL RESOURCES SEGMENT
PERFORMANCE METRICS

	Fourth Quarter		Full Year
Other Natural Resources	2014	2013	2014	2013
Fiber Sales
Pulpwood tons sold	52,000	60,800	209,900	375,200
Average pulpwood price per ton	$9.49	$10.01	$10.62	$9.26
Sawtimber tons sold	20,000	31,600	120,000	234,300
Average sawtimber price per ton	$22.94	$21.26	$22.47	$22.31

Total tons sold	72,000	92,400	329,900	609,500
Average stumpage price per ton(a)	$13.22	$13.85	$14.93	$14.28

Recreational Activity
Average recreational acres leased	107,800	118,500	110,500	120,400
Average price per leased acre	$9.00	$9.08	$9.13	$9.08
 _____________________

(a)	Average stumpage price per ton is based on gross revenues less cut and haul costs.

FORESTAR GROUP INC.
PROJECTS IN ENTITLEMENT

A summary of our real estate projects in the entitlement process(a) at year-end 2014 follows:

Project	County	Market	Project Acres(b)
California
Hidden Creek Estates	Los Angeles	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	Los Angeles	30

Georgia
Ball Ground	Cherokee	Atlanta	500
Crossing	Coweta	Atlanta	230
Fincher Road	Cherokee	Atlanta	3,890
Garland Mountain	Cherokee/Bartow	Atlanta	350
Martin’s Bridge	Banks	Atlanta	970
Mill Creek	Coweta	Atlanta	770
Wolf Creek	Carroll/Douglas	Atlanta	12,230
Yellow Creek	Cherokee	Atlanta	1,060

Texas
Lake Houston	Harris/Liberty	Houston	3,700
Total			24,430
 _____________________

(a)
A project is deemed to be in the entitlement process when customary steps necessary for the preparation of an application for governmental land-use approvals, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed. Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)	Project acres, which are the total for the project regardless of our ownership interest, are approximate. The actual number of acres entitled may vary.

FORESTAR GROUP INC.
REAL ESTATE PROJECTS

A summary of activity within our projects in the development process, which includes entitled(a), developed and under development real estate projects, at year-end 2014 follows:

			Residential Lots(c)		Commercial Acres(d)
Project	County	Interest Owned(b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining(e)
Projects we own
California
San Joaquin River	Contra Costa/Sacramento	100%	—	—	—	288
Colorado
Buffalo Highlands	Weld	100%	—	164	—	—
Johnstown Farms	Weld	100%	281	313	2	3
Pinery West	Douglas	100%	45	41	20	106
Stonebraker	Weld	100%	—	603	—	—
Tennessee
Beckwith Crossing	Wilson	100%	—	99	—	—
Morgan Farms	Williamson	100%	61	112	—	—
Weatherford Estates	Williamson	100%	—	17	—	—
Texas
Arrowhead Ranch	Hays	100%	—	381	—	11
Bar C Ranch	Tarrant	100%	331	774	—	—
Barrington Kingwood	Harris	100%	148	32	—	—
Cibolo Canyons	Bexar	100%	911	858	130	56
Harbor Lakes	Hood	100%	221	228	13	8
Hunter’s Crossing	Bastrop	100%	510	—	41	62
Imperial Forest	Harris	100%	—	428	—	—
La Conterra	Williamson	100%	202	—	3	55
Lakes of Prosper	Collin	100%	97	190	4	—
Lantana	Denton	100%	1,131	650	9	3
Maxwell Creek	Collin	100%	935	66	10	—
Oak Creek Estates	Comal	100%	226	328	13	—
Parkside	Collin	100%	—	200	—	—
Stoney Creek	Dallas	100%	221	487	—	—
Summer Creek Ranch	Tarrant	100%	974	277	35	44
Summer Lakes	Fort Bend	100%	614	455	56	—
Summer Park	Fort Bend	100%	69	130	28	68
The Colony	Bastrop	100%	451	1,434	22	31
The Preserve at Pecan Creek	Denton	100%	534	248	—	7
Village Park	Collin	100%	756	—	3	2
Westside at Buttercup Creek	Williamson	100%	1,496	1	66	—
Other projects (9)	Various	100%	1,776	228	133	7

			Residential Lots(c)		Commercial Acres(d)
Project	County	Interest Owned(b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining(e)
Georgia
Seven Hills	Paulding	100%	780	303	26	113
The Villages at Burt Creek	Dawson	100%	—	1,715	—	57
Other projects (18)	Various	100%	297	2,796	—	705
Other
Other projects (3)	Various	100%	534	418	—	—
			13,601	13,976	614	1,626

Projects in entities we consolidate
Texas
City Park	Harris	75%	1,311	504	50	115
Timber Creek	Collin	88%	—	601	—	—
Willow Creek Farms II	Waller/Fort Bend	90%	90	160	—	—
Other projects (2)	Various	Various	10	198	—	18
Georgia
The Georgian	Paulding	75%	535	—	—	—
			1,946	1,463	50	133
Total owned and consolidated			15,547	15,439	664	1,759
Projects in ventures that we account for using the equity method
Texas
Entrada	Travis	50%	—	821	—	—
Fannin Farms West	Tarrant	50%	324	—	—	12
Harper’s Preserve	Montgomery	50%	315	1,413	15	64
Lantana - Rayzor Ranch	Denton	25%	1,163	—	16	42
Long Meadow Farms	Fort Bend	38%	1,399	405	187	118
Southern Trails	Brazoria	80%	794	202	—	1
Stonewall Estates	Bexar	50%	342	48	—	—
Other projects (2)	Various	Various	—	—	—	15
Total in ventures			4,337	2,889	218	252
Combined total			19,884	18,328	882	2,011
 _____________________

(a)
A project is deemed entitled when all major discretionary governmental land-use approvals have been received. Some projects may require additional permits and/or non-governmental authorizations for development.

(b)
Interest owned reflects our net equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them. Accordingly, portions of these projects may appear as owned, consolidated or accounted for using the equity method.

(c)
Lots are for the total project, regardless of our ownership interest. Lots remaining represent vacant developed lots, lots under development and future planned lots and are subject to change based on business plan revisions.

(d)	Commercial acres are for the total project, regardless of our ownership interest, and are net developable acres, which may be fewer than the gross acres available in the project.

(e)	Excludes acres associated with commercial and income producing properties.

A summary of our significant commercial and income producing properties at year-end 2014 follows:

Project	Market	Interest Owned(a)	Type	Acres	Description
Radisson Hotel	Austin	100%	Hotel	2	413 guest rooms and suites
Eleven	Austin	100%	Multifamily	3	257-unit luxury apartment
Midtown(b)	Dallas	100%	Multifamily	13	354-unit luxury apartment
360°(b)	Denver	20%	Multifamily	4	304-unit luxury apartment
Acklen(b)	Nashville	30%	Multifamily	6	320-unit luxury apartment
HiLine(b)	Denver	25%	Multifamily	6	385-unit luxury apartment
Elan 99(b)	Houston	90%	Multifamily	14	360-unit luxury apartment
 _____________________

(a)	Interest owned reflects our total interest in the project, whether owned directly or indirectly.

(b)	Construction in progress.

FORESTAR GROUP INC.
CALCULATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

In our full year and fourth quarter 2014 earnings release and conference call presentation materials furnished to the Securities and Exchange Commission on Form 8-K on March 5, 2015, we used certain non-GAAP financial measures. The non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial statements and the accompanying reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements and publicly filed reports in their entirety.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table shows a reconciliation of net income before special items and earnings per share excluding special items to net income and earnings per share (the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP). Net income excluding special items and earnings per share excluding special items are useful to evaluate the performance of the company because it excludes non-recurring non-cash impairments and other costs, which management believes are not indicative of the ongoing operating results of the business. A reconciliation of net income and earnings per share excluding special items to net income and earnings per share as computed under GAAP is illustrated below:

	Fourth Quarter		Full Year
	2014	2013	2014	2013
	(In millions, except share data)

Net income (loss) - as reported	($11.8)	$13.0	$16.6	$29.3
Earnings (loss) per share - as reported	($0.34)	$0.33	$0.38	$0.80

Special items (after-tax):
Proved property impairments	10.1	—	10.1	—
Unproved leasehold interest impairments	9.8	—	11.1	—
Severance and other costs	3.3	—	3.3	—
Income tax benefit	—	—	—	(6.3)
Total special items (after-tax)	$23.2	$—	$24.5	($6.3)
Total special items per share (after-tax)	$0.66	$—	$0.56	($0.17)

Net income - excluding special items	$11.4	$13.0	$41.1	$23.0
Earnings per share - excluding special items	$0.32	$0.33	$0.94	$0.63

Real Estate Segment EBITDA is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, U.S. Generally Accepted Accounting Principles (GAAP). The company believes presenting non-GAAP Real Estate Segment EBITDA is helpful to analyze financial performance without the impact of items that may obscure trends in the company’s underlying performance. A reconciliation is provided below:

	Fourth Quarter		Full Year
	2014	2013	2014	2013
	(In millions)

Real Estate Segment Earnings in accordance with GAAP	$30.0	$27.7	$96.9	$68.4
Depreciation, Depletion & Amortization	1.7	0.6	3.7	3.1
Real Estate Segment EBITDA	$31.7	$28.3	$100.6	$71.5